Exhibit (a)(1)(i)

FORM OF AMENDMENT(S) TO STOCK OPTION AGREEMENTS AND

PROMISE TO MAKE A CASH PAYMENT

To:
From:	Sigma Designs, Inc.
Date:
Subject:	Amendment of Your Stock Options

You have elected to participate in the Offer to Amend the Exercise Price of Certain Options to have certain of your options repriced (the “eligible options”). We have accepted your election with respect to the eligible options listed on the attached Schedule of Amended Options and Cash Payment (the “Schedule”). These eligible options are now exercisable at the amended exercise price as listed on the Schedule.

In exchange for your agreement to amend your eligible options to purchase shares of Sigma Designs, Inc. (“Sigma”) common stock, as indicated by your Election Form, Sigma hereby promises to pay you a cash payment for them as described on the Schedule attached hereto.

If you are subject to taxation in the U.S., any such payment will be paid, less applicable tax withholding, on the Company’s first payroll date following January 1, 2008. The payment due to you are shown on the attached Schedule. The payment is not subject to vesting.

This memo acts as an amendment to each of your eligible options. To the extent not amended by this memo, your original options will continue to be subject to the terms and conditions of the Sigma Designs, Inc. stock plan under which the original options were granted.

This memo is subject to the terms and conditions of the offer as set forth in: (1) The Offer to Amend the Exercise Price of Certain Options; (2) the e-mail from Mark R. Kent dated May 15, 2007; and (3) the Election Form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This memo and the Offer Documents reflect the entire agreement between you and Sigma Designs, Inc. with respect to this transaction. This memo may be amended only by means of a writing signed by you and an authorized officer of Sigma Designs, Inc.

ELIGIBLE OPTION HOLDER:	SIGMA DESIGNS, INC.:

Signature	Signature

Print Name	Print Name

Schedule of Amended Options and Cash Payment

Name: [•]

Employee Id:

OPTION HISTORY

Grant Number	Original # of Options Granted		Original Date of Grant		Original Price at Grant		Correct Measurement Date		New Exercise Price Per Share		# of Eligible Options		Increase in Exercise Price Per Share		Cash Payment
[•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]

Total Cash Payment to Employee (USD):	[•]
Updated By:	[•]